6


             SECURITIES AND EXCHANGE COMMISSION

                   Washington, D.C.  20549


                      ________________


                          FORM 8-K


                       CURRENT REPORT


               Pursuant to Section 13 or 15(d)
           of the Securities Exchange Act of 1934





Date of Report (Date of earliest event reported)April 1, 1998


         DEAN WITTER REALTY INCOME PARTNERSHIP IV, L.P.
     (Exact name of registrant as specified in its charter)


           Delaware                    0-18147           13-
3378315
(State or other jurisdiction       Commission (I.R.S. Employer
     of  incorporation)       File Number)    Identification
No.)


  Two World Trade Center, New York, New York             10048
   (Address of principal executive offices)     (Zip Code)


Registrant's telephone number, including area code(212) 392-1054


         (Former name or former address, if changed since last report)

Item 2.  Acquisition or Disposition of Assets

Pursuant to a Purchase and Sale Agreement dated as of February 10, 1998, as amended (the "Agreement"), DWR Chesterbrook Associates, which is owned 41.2% by the Partnership, 26.7% by Dean Witter Realty Income Partnership III, L.P., an affiliated public partnership, and 32.1% by
Duportail Investment Partners, L.P. (which is owned by affiliates of the General Partner) sold the Chesterbrook Corporate Park (the "Property") to FV Office Partners, L.P., an unaffiliated party. As part of the Agreement, Dean Witter Realty Income Partnership III, L.P. and Dean Witter Realty Income Partnership II, L.P. an affiliated partnership, also sold certain other properties. The aggregate negotiated sales price of the properties sold was approximately $168 million, of which approximately $126.1 million was allocated in the Agreement to the Property.

Pursuant to the Agreement, escrow were established for the costs of certain building improvements and tenant improvements (the "Improvements"). In addition to payment of the purchase price, at closing the Purchaser deposited into these escrows approximately $3.9 million, of which approximately $2.3 million relates to the Property. Any balances remaining in the portion of the escrows relating to the Property after the Improvements are completed will be delivered to the Partnership. If the costs of Improvements at Chesterbrook Corporate Center exceed the escrow established therefor, the Partnership, through DWR Chesterbrook Associates, will be required to fund the excess costs.

The purchase price was received in cash at closing on April 1, 1998. The Partnership received approximately $51.6 million of such cash representing its 41.2% share of the cash received by DWR Chesterbrook Associates, net of closing costs and other deductions.



Item 7.  Financial Statements and Exhibits

(b)  Pro Forma Financial Information

     Pro Forma Consolidated Balance Sheet at December 31,
     1997 and Pro Forma Consolidated Statement of Operations for the year ended December 31, 1997.

 (c) Exhibit

     (2) Purchase and Sale Agreement, dated as of February 10, 1998 between DWR Chesterbrook Associates, Glenhardie Corporation, Dean Witter Realty Income Partnership II, L.P., Dean Witter Realty Income Partnership III, L.P. and Part Six Associates as Seller and FV Office Partners, L.P. as Buyer.

                         SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                            DEAN WITTER REALTY INCOME
PARTNERSHIP                       IV, L.P.

                         By:    Dean Witter Realty Income
Properties                        IV, Inc.
                            Managing General Partner



Date:                    April 16, 1998 By:  /s/E. Davisson
Hardman, Jr.
                            E. Davisson Hardman, Jr.
                            President

           Dean Witter Realty Partnership IV, L.P.
            Pro Forma Consolidated Balance Sheet
                   As of December 31, 1997

The following unaudited pro forma consolidated balance sheet has been presented as if the Chesterbrook Corporate Center was sold as of December 31, 1997. The pro forma adjustments reflect the cash proceeds from the sale and the elimination of the Partnership's investments in the Chesterbrook Corporate Center.

                                       Pro Forma
                            Historical
Adjustments                 Pro Forma
ASSETS

Cash and cash equivalents   $ 1,868,422           $
51,591,386                  $53,459,808
Investments in joint ventures          35,449,866
(26,396,437)                  9,053,429

Other assets                    164,238                  -
164,238

                            $37,482,526           $
25,194,949                  $62,677,475

LIABILITIES AND PARTNERS' CAPITAL

Accounts payable and accrued liabilities
389,627                            -      389,627

Partners' capital            37,092,899
25,194,949                   62,287,848

                            $37,482,526           $
25,194,949                  $62,677,475




           Dean Witter Realty Partnership IV, L.P.
         Pro Forma Consolidated Statement of Income
            For the Year ended December 31, 1997

The following unaudited pro forma consoldiated Statement of Income has been presented as if the Chesterbrook Corporate Center property was sold as of the beginning of fiscal year 1997. The pro forma adjustments reflect the elimination of equity in earnings of joint venture in the Chesterbrook Corporate Center. The pro forma adjustments do not reflect the Partnership's nonrecurring gain on the sale of the property.

                                       Pro Forma
                            Historical
Adjustments                 Pro Forma
Revenues:
 Rental                     $1,019,935            $     -
$1,019,935
 Equity in earnings of joint ventures  2,995,878
(2,486,917)                    508,961
 Gain on sales of real estate          4,184,529        -
4,184,529
 Interest and other            373,999                  -
373,999

                             8,573,341
(2,486,917)                  6,087,424

Expenses:
 Property operating            420,334                  -
420,334
 Amortization                    6,279                  -
6,279
 General and administrative    493,830                  -
493,830

                               920,443                  -
920,443

Income before minority interests       7,653,898
(2,486,917)                  5,166,981

Minority interests           2,979,174                  -
2,979,174

Net income                   4,674,724
(2,486,917)                  2,187,807

Net income per Unit of Limited
 Partnership interest       $    14.30            $
(7.35)                      $     6.95

 Exhibit Index for Dean Witter Realty Income Partnership IV,
                            L.P.



Exhibit                                           Sequential
  No.      Description                             Page No.

     (2) Purchase and Sale Agreement, dated as of February 10, 1998 between DWR Chesterbrook
          Associates, Glenhardie Corporation, Dean
          Witter Realty Income Partnership II, L.P.,
          Dean Witter Realty Income Partnership III, L.P.
          and Part Six Associates as Seller and
          FV Office Partners, L.P. as Buyer.



























                             E-1